Exhibit 107

Calculation of Filing Fee Table

Form S-8

Tempest Therapeutics, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Amended and Restated 2023 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,703(2)	$3.11(3)	$5,297	0.00014760	$0.78

	Equity	Amended and Restated 2023 Equity Incentive Plan (options) Common stock, $0.001 par value per share	Rule 457(h)	1,569,039(4)	$9.77(5)	$15,329,512	0.00014760	$2,262.64

	Equity	2023 Inducement Plan Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,150,000(6)	$3.11(3)	$3,576,500	0.00014760	$527.89

	Equity	Inducement Stock Option Grant Common stock, $0.001 par value per share	Rule 457(h)	12,600(7)	$2.18(5)	$27,468	0.00014760	$4.05

	Total Offering Amounts				—	$18,938,777	—	$2,795.36

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$2,795.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Tempest Therapeutics, Inc. (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)

Represents 1,703 shares of common stock reserved for issuance under the Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2023 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (a) 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on November 10, 2023.

(4)

Represents shares of the Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2023 Plan. To the extent that any stock options outstanding under the Registrant’s A&R 2019 Plan expire or are terminated prior to exercise or vesting, the shares Common Stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Common Stock under the 2023 Plan.

(5)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(6)	Represents shares of Common Stock reserved for issuance under the Inducement Plan.

(7)

Represents shares of Common Stock issuable upon the exercise of an outstanding stock option granted to a new employee as an inducement award in connection with the commencement of employment pursuant to Nasdaq Listing Rule 5635(c)(4).